EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2015 Results

HSNi Results for the Third Quarter 2015:

  Net sales increased 3% with digital sales up 8%
  Adjusted EBITDA decreased 4% and Adjusted EPS was $0.70 compared to $0.74
  HSN's Adjusted EBITDA increased 1%
  Returned over $52 million to shareholders

ST. PETERSBURG, Fla., Nov. 4, 2015 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the third quarter ended September 30, 2015 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS (a)
(In millions, except per share and average price point amounts)

	Q3 2015	Q3 2014	Change

Net Sales	$ 864.9	$ 837.5	3%

Adjusted EBITDA (Non-GAAP)	$ 78.1	$ 81.0	(4%)
Operating Income (GAAP) (b)	$ 57.8	$ 66.0	(12%)

Adjusted Net Income (Non-GAAP)	$ 37.5	$ 39.5	(5%)
Net Income (GAAP) (b)	$ 34.2	$ 39.5	(13%)

Adjusted EPS (Non-GAAP)	$ 0.70	$ 0.74	(5%)
Diluted EPS (GAAP) (b)	$ 0.64	$ 0.74	(14%)

Average price point	$ 63.95	$ 62.35	3%
Units shipped	15.1	15.0	1%
Gross profit margin rate	35.4%	36.1%	(70 bps)
Return rate	15.7%	16.3%	60 bps
Digital sales penetration	49.4%	47.4%	200 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Q3 2015 results include a non-cash charge of $5.0 million, or $3.2 million net of taxes, or $0.06 per diluted share, within Cornerstone for the impairment of intangible assets related to Chasing Fireflies.
See reconciliation of Non-GAAP to GAAP measures in Table 4.

Third Quarter 2015 Results vs Third Quarter 2014 Results

  HSNi's net sales increased 3% over the prior year to $864.9 million. HSN's net sales increased 2% to $590.6 million, including 7% growth in digital sales. Cornerstone's net sales increased 6% to $274.3 million, including 9% growth in digital sales.
  HSNi's gross profit increased 1% to $306.3 million. HSNi's gross profit margin rate decreased 70 basis points to 35.4%.
  HSNi's Adjusted EBITDA was $78.1 million, down 4% primarily due to the decrease in gross profit margin rate. HSN's Adjusted EBITDA increased 1% to $67.1 million. Cornerstone's Adjusted EBITDA was $11.0 million, a decrease of $3.2 million. HSNi's operating income, which includes a non-cash charge of $5.0 million within Cornerstone for the impairment of intangible assets related to Chasing Fireflies, decreased 12% to $57.8 million.
  Adjusted EPS, which excludes $0.06 per diluted share related to the intangible assets impairment charge, was $0.70 compared to $0.74 in the prior year. Diluted EPS was $0.64 compared to $0.74 in the prior year.
  During the third quarter, HSNi repurchased approximately 541,000 shares of its common stock at a cost of $33.7 million, representing an average cost of $62.30. Additionally, HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable December 16, 2015 to shareholders of record as of December 2, 2015.

"We are not pleased with our third quarter results, which do not reflect the deliberate and strategic changes we have made over the past three years to strengthen our brands, create efficiencies and develop our talent to position ourselves for long-term growth," stated Mindy Grossman, CEO of HSN, Inc. "While we believe that our opportunity to drive growth remains strong, certain product categories at HSN and specific brands within our Cornerstone portfolio weighed on our results in the quarter. We have taken decisive actions to course correct and move the business forward while managing profitability.

"Specifically, at HSN we have made changes in our merchandising organization to reignite our strategy of offering customers new and differentiated product in all categories.  At Cornerstone, we are maximizing growth opportunities while rationalizing circulation and inventory to drive the business," added Ms. Grossman. "We continue to have strong digital performance at HSNi with digital sales growth of 8% and penetration of nearly 50% with mobile up 18%-now representing 37% of our total digital business.

"We remain confident that our fundamental strengths of customer focus and engagement, increasingly sophisticated digital platforms, and unique, immersive retail experiences and products position us well for long-term success in the evolving commerce landscape."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
Net Sales
HSN	$ 590.6	$ 578.3	2%	$ 1,763.4	$ 1,679.3	5%
Cornerstone	274.3	259.2	6%	829.0	790.8	5%
Total HSNi	$ 864.9	$ 837.5	3%	$ 2,592.4	$ 2,470.1	5%

Gross Profit
HSN	$ 204.5	$ 202.7	1%	$ 621.3	$ 589.8	5%
Cornerstone	101.7	99.7	2%	321.7	301.5	7%
Total HSNi	$ 306.3	$ 302.4	1%	$ 943.0	$ 891.3	6%

Adjusted EBITDA (Non-GAAP measure)
HSN (a)	$ 67.1	$ 66.7	1%	$ 201.5	$ 188.5	7%
Cornerstone (b)(c)	11.0	14.3	(23%)	39.8	34.3	16%
Total HSNi (a)(b)(c)	$ 78.1	$ 81.0	(4%)	$ 241.3	$ 222.8	8%

Operating Income
HSN	$ 56.2	$ 56.2	—%	$ 164.6	$ 156.8	5%
Cornerstone	1.6	9.8	(83%)	20.9	18.4	14%
Total HSNi	$ 57.8	$ 66.0	(12%)	$ 185.5	$ 175.2	6%

(a) Adjusted EBITDA for the three and nine months ended September 30, 2015 exclude $0.2 million and $3.2 million, respectively, of costs associated with the planned closure of one of HSN's distribution centers.
(b) Adjusted EBITDA for the three and nine months ended September 30, 2015 exclude a $5.0 million non-cash charge for the impairment of intangible assets related to Chasing Fireflies.
(c) Adjusted EBITDA for the nine months ended September 30, 2014 exclude a $3.1 million settlement with the Consumer Product Safety Commission.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	Change	2015	2014	Change
HSN:
Average price point	$ 58.34	$ 57.98	1%	$ 57.94	$ 57.33	1%
Units shipped (millions)	11.7	11.5	2%	35.1	33.9	4%
Gross profit margin rate	34.6%	35.1%	(50 bps)	35.2%	35.1%	10 bps
Return rate	16.8%	17.6%	80 bps	17.5%	18.2%	70 bps
Digital sales penetration	40.5%	38.8%	170 bps	40.5%	38.0%	250 bps
Cornerstone:
Average price point	$ 82.40	$ 76.28	8%	$ 85.93	$ 78.91	9%
Units shipped (millions)	3.5	3.5	(2%)	10.0	10.4	(4%)
Gross profit margin rate	37.1%	38.5%	(140 bps)	38.8%	38.1%	70 bps
Return rate	13.1%	13.2%	10 bps	13.0%	13.0%	0 bps
Digital sales penetration	68.3%	66.3%	200 bps	67.9%	65.9%	200 bps
Catalog circulation (millions)	82.8	79.1	5%	252.4	244.2	3%

HSN Segment Results for the Third Quarter 2015

HSN's net sales increased 2% to $590.6 million led by sales growth in electronics and culinary, offset by home and jewelry.  Digital sales grew 7% with penetration increasing 170 basis points to 40.5%. The return rate improved 80 basis points to 16.8% primarily due to changes in product mix. Units shipped increased 2% and average price point increased 1%.

Gross profit increased 1% to $204.5 million. Gross profit margin rate decreased 50 basis points to 34.6% primarily due to an increase in shipping promotions and changes in product mix. Operating expenses (excluding non-cash charges) increased 1% to $137.4 million.

Adjusted EBITDA increased 1% to $67.1 million. Operating income was $56.2 million, unchanged from the prior year.

Cornerstone Segment Results for the Third Quarter 2015

Cornerstone's net sales increased 6% to $274.3 million principally driven by sales growth in the home brands and Garnet Hill. Digital sales grew 9% with penetration increasing 200 basis points to 68.3%.

Gross profit increased 2% to $101.7 million. Gross profit margin rate decreased 140 basis points to 37.1% primarily the result of increased promotions including markdowns on end-of-season inventory. Operating expenses as a percentage of net sales (excluding non-cash charges) increased 10 basis points to 33.0%.

Adjusted EBITDA decreased $3.2 million to $11.0 million primarily due to lower gross profit margin rates and higher selling and marketing expenses. Operating income, which includes a non-cash charge of $5.0 million for the impairment of intangible assets related to Chasing Fireflies, decreased $8.2 million to $1.6 million.

Effective Tax Rate

HSNi effective tax rate was 36% for the third quarter of 2015 compared to 38% in the prior year. The change in the effective tax rate was primarily due to the impact of state income taxes.

Liquidity and Capital Resources

As of September 30, 2015, HSNi had cash and cash equivalents of $63.2 million compared to $160.0 million at December 31, 2014 and $93.1 million at September 30, 2014. The decrease in cash of $96.8 million compared to December 31, 2014 is primarily due to the funding of HSNi's capital return plan, offset by cash generated from operations. Net cash provided by operating activities in the nine months ended September 30, 2015 increased $76.7 million to $104.9 million compared to $28.2 million in the prior year which was primarily driven by changes in working capital, including lower Flexpay utilization and lower inventory purchases at HSN.

As of September 30, 2015, total debt was $700 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.95x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable December 16, 2015 to shareholders of record as of December 2, 2015. During the third quarter of 2015, HSNi repurchased approximately 541,000 shares at an aggregate cost of $33.7 million, representing an average cost of $62.30 per share. Since inception of its share repurchase program authorized in January 2015, HSNi has repurchased a total of 819,000 shares at an aggregate cost of $52.1 million, representing an average cost of $63.57 per share. As of September 30, 2015, there were 3.2 million shares remaining under the existing share repurchase authorization.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries. Forward-looking statements are based on management's current expectations and assumptions which may not prove to be accurate. Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi's business prospects and/or strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Wednesday, November 4, 2015 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, November 18, 2015 by dialing 855-859-2056 or 404-537-3406, plus the pass code 57891125 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.6 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 325 million catalogs annually, operates seven separate digital sales sites and operates 12 retail and outlet stores.

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$ 864,868	$ 837,477	$ 2,592,397	$ 2,470,101
Cost of sales	558,594	535,062	1,649,380	1,578,777
Gross profit	306,274	302,415	943,017	891,324
Operating expenses:
Selling and marketing	176,916	171,852	544,209	521,838
General and administrative	60,917	53,440	180,320	161,569
Depreciation and amortization	10,608	11,155	32,942	32,714
Total operating expenses	248,441	236,447	757,471	716,121
Operating income	57,833	65,968	185,546	175,203
Interest expense, net	(4,063)	(1,833)	(11,241)	(5,343)
Income before income taxes	53,770	64,135	174,305	169,860
Income tax provision	(19,562)	(24,604)	(64,776)	(65,207)
Net income	$ 34,208	$ 39,531	$ 109,529	$ 104,653

Net income per share
Basic	$ 0.65	$ 0.75	$ 2.08	$ 1.98
Diluted	$ 0.64	$ 0.74	$ 2.04	$ 1.95

Shares used in computing earnings per share
Basic	52,736	52,420	52,658	52,829
Diluted	53,495	53,246	53,637	53,716

Dividends declared per common share	$ 0.35	$ 0.25	$ 11.05	$ 0.75

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	September 30,	December 31,	September 30,
	2015	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$ 63,174	$ 159,985	$ 93,063
Accounts receivable, net	208,464	317,785	215,574
Inventories	506,602	398,705	477,580
Deferred income taxes	24,106	32,668	20,428
Prepaid expenses and other current assets	60,857	44,728	56,513
Total current assets	863,203	953,871	863,158
Property and equipment, net	204,668	193,889	180,009
Intangible assets, net	256,896	261,962	262,061
Goodwill	9,858	9,858	9,858
Other non-current assets	17,250	12,614	13,593
TOTAL ASSETS	$ 1,351,875	$ 1,432,194	$ 1,328,679
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 269,392	$ 255,287	$ 254,160
Current maturities of long-term debt	18,750	17,188	15,625
Accrued expenses and other current liabilities	188,081	241,074	203,788
Total current liabilities	476,223	513,549	473,573
Long-term debt, net of current maturities	681,250	210,938	215,625
Deferred income taxes	70,357	88,787	75,868
Other long-term liabilities	20,156	16,579	15,482
Total liabilities	1,247,986	829,853	780,548
Total shareholders' equity	103,889	602,341	548,131
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,351,875	$ 1,432,194	$ 1,328,679

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities attributable to operations:
Net income	$ 109,529	$ 104,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,942	32,714
Stock-based compensation expense	13,814	11,691
Asset impairment	5,000	—
Amortization of debt issuance costs	1,725	830
Deferred income taxes	(9,442)	(2,875)
Bad debt expense	21,010	14,987
Excess tax benefits from stock-based awards	(11,855)	(6,294)
Other	847	115
Changes in current assets and liabilities:
Accounts receivable	88,309	34,556
Inventories	(107,897)	(150,261)
Prepaid expenses and other assets	(14,756)	(9,825)
Accounts payable, accrued expenses and other liabilities	(24,294)	(2,083)
Net cash provided by operating activities	104,932	28,208
Cash flows from investing activities:
Capital expenditures	(45,289)	(24,975)
Other	(1,402)	(448)
Net cash used in investing activities	(46,691)	(25,423)
Cash flows from financing activities:
Borrowings under term loan	500,000	—
Repayments of term loan	(228,125)	(9,375)
Borrowings under revolving credit facility	265,000	—
Repayments of revolving credit facility	(65,000)	—
Payments of debt issuance costs	(6,624)	—
Repurchase of common stock	(52,063)	(55,467)
Cash dividends paid	(579,516)	(39,488)
Proceeds from issuance of common stock	14,755	2,093
Tax withholdings related to stock-based awards	(15,334)	(10,191)
Excess tax benefits from stock-based awards	11,855	6,294
Net cash used in financing activities	(155,052)	(106,134)
Total cash used in continuing operations	(96,811)	(103,349)
Total cash used in discontinued operations	—	(21)
Net decrease in cash and cash equivalents	(96,811)	(103,370)
Cash and cash equivalents at beginning of period	159,985	196,433
Cash and cash equivalents at end of period	$ 63,174	$ 93,063

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2015			September 30, 2014
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 67,109	$ 11,028	$ 78,137	$ 66,730	$ 14,255	$ 80,985
Stock-based compensation expense	(3,292)	(1,097)	(4,389)	(3,086)	(795)	(3,881)
Depreciation and amortization	(7,318)	(3,290)	(10,608)	(7,477)	(3,678)	(11,155)
Distribution center closure (a)	(189)	—	(189)	—	—	—
Asset impairment (b)	—	(5,000)	(5,000)	—	—	—
(Loss) gain on disposition of fixed assets	(115)	(3)	(118)	5	14	19
Operating income	$ 56,195	$ 1,638	$ 57,833	$ 56,172	$ 9,796	$ 65,968
Interest expense, net			(4,063)			(1,833)
Income before income taxes			53,770			64,135
Income tax provision			(19,562)			(24,604)
Net income			$ 34,208			$ 39,531

	Nine Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2014
	HSN	Cornerstone	Total	HSN	Cornerstone	Total
Adjusted EBITDA	$ 201,493	$ 39,820	$ 241,313	$ 188,530	$ 34,305	$ 222,835
Stock-based compensation expense	(10,518)	(3,296)	(13,814)	(9,283)	(2,408)	(11,691)
Depreciation and amortization	(22,326)	(10,616)	(32,942)	(22,337)	(10,377)	(32,714)
Distribution center closure (a)	(3,221)	—	(3,221)	—	—	—
Asset impairment (b)	—	(5,000)	(5,000)	—	—	—
CPSC settlement (c)	—	—	—	—	(3,100)	(3,100)
Loss on disposition of fixed assets	(779)	(11)	(790)	(100)	(27)	(127)
Operating income	$ 164,649	$ 20,897	$ 185,546	$ 156,810	$ 18,393	$ 175,203
Interest expense, net			(11,241)			(5,343)
Income before income taxes			174,305			169,860
Income tax provision			(64,776)			(65,207)
Net income			$ 109,529			$ 104,653

(a) In 2015, HSN recorded $3.2 million for certain costs associated with the planned closure of one of its distribution centers.
(b) In the third quarter of 2015, Cornerstone recognized a $5.0 million non-cash charge for the impairment of intangible assets related to Chasing Fireflies.
(c) In the first quarter of 2014, Cornerstone had a $3.1 million settlement with the Consumer Product Safety Commission.

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	September 30,
	2015		2014
	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 37,476	$ 0.70	$ 39,531	$ 0.74
Distribution center closure (a)	(118)	—	—	—
Asset impairment (b)	(3,150)	(0.06)	—	—
GAAP	$ 34,208	$ 0.64	$ 39,531	$ 0.74
GAAP diluted weighted average shares outstanding		53,495		53,246

	Nine Months Ended
	September 30,
	2015		2014
	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 114,691	$ 2.14	$ 107,753	$ 2.01
Distribution center closure (a)	(2,012)	(0.04)	—	—
Asset impairment (b)	(3,150)	(0.06)	—	—
CPSC settlement (c)	—	—	(3,100)	(0.06)
GAAP	$ 109,529	$ 2.04	$ 104,653	$ 1.95
GAAP diluted weighted average shares outstanding		53,637		53,716

(a) In 2015, HSN recorded $3.2 million, or $2.0 million net of tax, for certain costs associated with the planned closure of one of its distribution centers.
(b) In the third quarter of 2015, Cornerstone recognized a non-cash charge of $5.0 million, or $3.2 million net of taxes, for the impairment of intangible assets related to Chasing Fireflies.
(c) In the first quarter of 2014, Cornerstone had a $3.1 million settlement with the Consumer Product Safety Commission.

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company's definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net